$1,802,158.27                                            Tappahannock, Virginia
                                                                August 29, 1997


                      AMENDED AND RESTATED PROMISSORY NOTE


     FOR VALUE RECEIVED, the undersigned, QUALITY AUTOMOTIVE COMPANY, a Delaware corporation formerly known as QUAC Acquisition Corp. (together with its assigns or successors, the "Obligor"), hereby promises to pay to JOHN W. KOHUT and LINDA
S. RAM, as tenants by the entirety, without offset, at 45 East 89th Street, Apartment 21B, New York, New York 10128 (collectively, the "Obligee") or at such other place in the State of New York designated in writing by the holder of this Note, on the second anniversary of the date of issuance of this Note (the "Maturity") (or on such earlier date to which the maturity of this Note may have been accelerated by reason of the occurrence of a Default (as herein defined) at which time the unpaid principal balance of this Note and accrued interest is to be paid in full, as hereinafter provided), the principal sum of One Million Eight Hundred Two Thousand One Hundred Fifty-Eight and 27/100 Dollars ($1,802,158,27). The principal sum outstanding from time to time hereunder will bear interest at the rate of eight percent (8%) per annum, which interest shall be payable on the first business days of August and November 1998 and the first business days of February and May 1999 prior to Maturity, and at the Maturity (together with the full unpaid principal sum of this Note). All payments under this Note shall be made in immediately available funds in money of the United States of America that is lawful for the payment of public and private debts at the time such payment is due.

     This Note is made and delivered pursuant to that certain Agreement and Plan of Merger, dated June 6, 1997 (the "Merger Agreement"), among Obligor, Obligee, RT Industries, Inc. ("Guarantor") and certain other parties and in conjunction with two other promissory notes also made and delivered pursuant to the Merger Agreement (such other promissory notes hereinafter referred to as the "Related Notes").

     If prior to the Maturity, Obligor or Guarantor raises net proceeds of $3 million or more through a public offering or private placement of its equity securities, including, but not limited to, the sale of common or preferred stock, the exercise of warrants or the sale of debt securities convertible into common stock (an "Equity Infusion"), then Obligor will be obligated at the closing of such Equity Infusion, to apply an amount equal to the product of (i) 40.04% multiplied by (ii) one-half of the net proceeds from such Equity Infusion, if any, in excess of $3 million as a prepayment (partial or whole, as the case may be) of this Note; provided, however, that in no event will the aggregate payment to the holder of this Note exceed an amount equal to the unpaid principal balance of the Note, together with all accrued and unpaid interest and any other sums at the time due hereunder.

     The unpaid principal balance of this Note may be prepaid in whole at any time or in part from time to time, without premium or penalty. All payments hereunder, including prepayments and any prepayment resulting from an Equity Infusion, shall be applied first to the payment of accrued and unpaid interest to the date on which any such payment is made, then to late charges and other sums due hereunder and thereafter to the unpaid principal balance.

     Notwithstanding anything to the contrary above, each of the following events shall constitute an event of default hereunder (each, a "Default") under this Note:

          (i) With respect to this Note and/or any of the Related Notes, the failure to pay any installment of interest within 15 days after the due date thereof, the failure to pay principal in full at Maturity or the failure to make a prepayment at the closing of an Equity Infusion; provided, however, no Default under this clause (i) (with the exception of a default with respect to an Equity Infusion) shall be deemed to have occurred unless not more than 45 days, nor less than 30 days, prior to such Maturity or due date the Obligee shall notify the Boards of Directors of the Obligor and the Guarantor of such Maturity or due date to allow said companies to consider their respective obligations to the Obligee; or

          (ii) An voluntary or involuntary case or proceeding is commenced by or against the Obligor or the Guarantor under the Federal Bankruptcy Code or any other law relating to bankruptcy, bankruptcy reorganization, insolvency or the relief of debtors applicable to Obligor or the Guarantor, and in the event of an involuntary case or proceeding, such case or proceeding is not dismissed within sixty (60) days from the date on which such case or proceeding is commenced and provided Obligee provides notice of such default to the Obligor and Guarantor; or

          (iii) Obligor or the Guarantor defaults in the performance or observance of, or in the compliance with, any of its obligations under this Note, the Guaranty (as hereinafter defined) or the Pledge Agreement (as hereinafter defined), other than with respect to the payment of money, which default shall continue unremedied for a period of 15 consecutive days after the receipt by Obligor and Guarantor of written notice from the holder of this Note specifying such default in reasonable detail; or

          (iv) The holder of any obligation evidencing indebtedness of the Obligor or the Guarantor (including a capital

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


     lease) (A) to pay indebtedness for borrowed money, (B) representing the deferred purchase price of a capital asset, or (C) representing an operating lease of real or personal property, or of any guaranty of the Guarantor guaranteeing the payment of any such indebtedness of the Obligor, the amount of which indebtedness is $150,000 or more, shall have duly accelerated the maturity of such indebtedness or shall have otherwise duly caused the full amount thereof to have become immediately due and payable or such obligation shall have matured in accordance with its terms and any principal balance and other obligations shall not have been paid; provided, however, that in the case of an acceleration of any such indebtedness, no acceleration of this Note shall occur unless and until the holder of such debt obligation shall have commenced or threatened collection proceedings; and provided further that Obligor shall provide ten (10) days notice prior to any such acceleration; or

          (v) Except for transfers of inventory or equipment among Guarantor and its subsidiaries made in the ordinary course of business for fair consideration, and except for transfers consented to by the holders of this Note and the Related Notes, if Obligor or Guarantor engages in, or causes to be taken, any act or a series of acts (over a period of 12 months) which result in the effective transfer to Guarantor of an ownership interest in the assets of Obligor aggregating five percent (5%) or more of the Obligor's net worth as of the most recent transfer, which default shall continue unremedied for a period of 15 consecutive days after the receipt by Obligor and Guarantor of written notice from the holder of this Note specifying such default in reasonable detail.

Upon the occurrence of a Default, the holder of this Note may declare the unpaid principal balance of this Note, together with any accrued unpaid interest thereon and all other sums due hereunder, to be immediately due and payable, whereon the same shall be immediately due and payable (without any requirement to give notice of such declaration to the Obligor), together with interest thereon at the annual rate of 12% until the amount so declared to be due and payable is fully paid.

     The Obligor shall pay to the Obligee a late charge of five percent (5%) of any installment of interest not received by the Obligee within ten (10) days of its due date. The Obligor shall pay any and all reasonable expenses actually incurred by the holder of this Note in the collection of the indebtedness evidenced by this Note, including reasonable fees and disbursements of the holder's legal counsel.

     This Note shall be binding upon the Obligor and its successors and permitted assigns and shall inure to the benefit of the Obligee and any of its successors and assigns.

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


     The Obligor hereby waives presentment, demand and protest, notice of dishonor and except as otherwise provided herein, notice of nonpayment.

     Anything in this Note to the contrary notwithstanding, the holder of this Note shall not be permitted to charge, take or receive, and the Obligor shall not be obligated to pay, interest in excess of the maximum rate from time to time permitted by applicable law.

     The payment of this Note is guaranteed by Guarantor pursuant to the terms of a guaranty dated the date of this Note (the "Guaranty"), which Guaranty is secured pursuant to the terms of a certain Stock Pledge and Security Agreement dated the date hereof among Guarantor, as pledgor, the Obligee and certain other persons, as pledgees, and certain others (the "Pledge Agreement").

     No forbearance, indulgence, delay or failure to exercise any right or remedy with respect to this Note shall operate as a waiver, nor as an acquiescence in any Default, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

     This Note is subject to that certain Subordination and Intercreditor Agreement dated August 29, 1997, among the Obligor, the Obligee and LaSalle Business Credit, Inc., pursuant to which this Note and the Obligor's obligations hereunder are subordinated in the manner set forth therein to the prior payment of certain obligations to the holders of Senior Indebtedness, as defined therein.

     All notices and/or other communications relating to this Agreement shall be in writing and deemed delivered as of the date delivered, if delivered personally, or one (1) business day after having been deposited with a courier, if sent by overnight courier, or after being sent by telecopy, if sent by telecopy (receipt confirmed), or three (3) business days after having been mailed, if mailed by registered or certified mail, postage prepaid, return receipt requested, sent as follows:

               if to Obligor, to:

                    Quality Automotive Company
                    Route 627, Airport Drive
                    P.O. Box 1426
                    Tappahannock, VA  22560
                    Attn:  President
                    Telecopier: (804) 443-5611
                    Telephone:  (804) 443-5356
                              - and -

                    RT Industries, Inc.
                    d/b/a US Automotive Manufacturing, Inc.
                    Route 627, Airport Drive
                    P.O. Box 1426
                    Tappahannock, VA  22560
                    Attn:  President
                    Telecopier: 804-443-5611
                    Telephone:  804-443-5356

                              - and -

          to each of the outside directors (or their duly appointed successors), as follows:

     Mandel Sherman                               David Love
     c/o Elmgrove Associates II, L.P.             68 Hammond Pond Parkway
     210 Dartmouth                                Chestnut Hill, MA  02167
     Pawtucket, RI  02860                         Telecopier: (617)738-1663
     Telecopier: (401)724-9707

          with a copy to:

                    Frankfurt, Garbus, Klein & Selz
                    488 Madison Avenue - 9th floor
                    New York, New York 10022
                    Attn:  Gary A. Schonwald, Esq.
                    Telecopier: 212-593-9175
                    Telephone:  212-826-5583

                              - and -

                    LaSalle Business Credit, Inc.
                    477 Madison Avenue
                    New York, New York 10022
                    Attn:  Joseph Costanza
                    Telecopier: 212-371-2966
                    Telephone:  212-832-6650

          with a copy to:

                    Hahn & Hessen, LLP
                    350 Fifth Avenue
                    New York, New York 10022
                    Attn:  Joseph Costanza
                    Telecopier: 212-371-2966
                    Telephone:  212-832-6650


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



          if to Obligee, to:

                    John W. Kohut and Linda S. Ram
                    45 East 89th Street
                    Apartment 21B
                    New York, New York 10128
                    Telecopier: 212-426-4902
                    Telephone:  212-289-8333

          with a copy to:

                    McSweeney, Burtch & Crump PC
                    11 South Twelfth Street
                    Richmond, VA  23212
                    Attn:  Beverley L. Crump, Esq.
                    Telecopier: 804-782-2130
                    Telephone:  804-783-6800

or to such other address as either of such parties shall have designated by like notice to the other party.

     This Note shall be governed in all respects, including validity, interpretation and effect by the laws of the Commonwealth of Virginia. The Obligor hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the Commonwealth of Virginia and of the United States located in the Commonwealth of Virginia (the "Virginia Courts") for any litigation arising out of or relating to this Note, waives any objection to the laying of venue of any such litigation in the Virginia Courts and agrees not to plead or claim that such litigation brought in any Virginia Courts has been brought in an inconvenient forum.

     IN WITNESS WHEREOF, the Obligor has caused this Amended and Restated Note to be executed this ____ day of December, 1997.

                                   QUALITY AUTOMOTIVE COMPANY


                                   By:/s/ JOHN K. KENNEY
                                      ----------------------------------------
                                       Name:  John K. Kenney
                                       Title: Treasurer/Secretary


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